EXHIBIT 2

FOR IMMEDIATE RELEASE

ICAHN GROUP ISSUES OPEN LETTER TO TIME WARNER SHAREHOLDERS

New York, New York, October 11, 2005

Contact: Susan Gordon (212) 702-4309

New York, New York — October 11, 2005 — Carl Icahn today announced that Icahn Partners LP, Icahn Partners Master Fund LP, Franklin Mutual Advisers, LLC, JANA Partners LLC, JANA Master Fund, Ltd., S.A.C. Capital Advisors, LLC and S.A.C. Capital Associates, LLC have written an open letter to shareholders of Time Warner Inc. (NYSE: TWX). The text of the letter appears below.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, FRANKLIN MUTUAL ADVISERS, LLC, JANA PARTNERS LLC, JANA MASTER FUND, LTD., S.A.C. CAPITAL ADVISORS, LLC, S.A.C. CAPITAL ASSOCIATES, LLC AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF TIME WARNER INC. FOR USE AT ITS ANNUAL MEETING WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TIME WARNER INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY ICAHN PARTNERS LP ON OCTOBER 11, 2005.

Dear Time Warner Shareholder:

In life and in business, there are two cardinal sins. The first is to act precipitously without thought, and the second is to not act at all.  Unfortunately, the Board of Directors and top management of Time Warner already committed the first sin by merging with AOL, and we believe they are currently in the process of committing the second; now is not a time to move slowly and suffer the paralysis of inaction, yet we fear based on their recent statements that the current leadership of Time Warner does not recognize the need to take bold action for shareholders.  The Time Warner PR machine would like you to believe that Mr. Parsons and the Time Warner Board have been performing well and taking the necessary steps to deliver value for shareholders, and it appears that many in the press have accepted this storyline.  But after taking a closer look at the years following the merger with AOL, it is clear that there have been a series of significant missteps by the Board and Time Warner’s senior management which have resulted in the further destruction of value.  Unless this legacy of poor decision-making is fully recognized and the Board is held accountable, the dismal record of mistakes and inaction will continue to the detriment of shareholders.  Let us examine the record.

The AOL Disaster

Understandably, the Board and top management at Time Warner wish to put their role in the disastrous merger of AOL and Time Warner behind them.  The AOL disaster resulted in an incredible over $87 billion of goodwill write-downs over a two year period (greater than the current equity market capitalization of today’s Time Warner) and the loss of over 75% of the Company’s market value in two years.  However, when we match the fingerprints on the deal with those of the current directors, it becomes clear that the direction of the Company is still largely in the hands of those who played key roles in the merger.  Of the eleven pre-merger Time Warner directors who approved the deal, seven still sit on the Board.  Five other current directors came from the pre-merger AOL and also voted for the merger, bringing the total number of supporters of the merger to twelve out of fifteen on the current Board.  Richard Parsons, the President of Time Warner at the time and a key negotiator of the merger, was afterwards promoted to CEO and later Chairman as well.

The lingering presence of these individuals forces us to ask, why are a majority of the same directors who signed off on the disastrous AOL merger still steering the corporate ship?  We also note that we are not the first to raise questions about the qualifications of the current members of the Board.  In 2003, Institutional Shareholder Services recommended that shareholders withhold support for two current directors (Miles Gilburne and James Barksdale) saying they were too closely tied to the Company.  Also in 2003, CalPERS (the nation’s largest pension fund) withheld its votes for two of the current directors citing questions about their independence.  Describing the corporate culture at Time Warner in 2003 following the resignation of Ted Turner (who founded CNN) and Warren Lieberfarb (who has been credited with helping to invent the DVD market) from the Company’s management, Sanford C. Bernstein’s Tom Wolzien said, “These twin departures signify a fundamental shift to the bland by a company that now has no place for genius or contrary points of view.”

We believe that in the time following the merger the Board compounded their already colossal mistake by failing to hold management accountable to more quickly address the subscriber deterioration at AOL.  Company management clearly had an early belief in broadband evidenced by the billions spent on Time Warner Cable, yet failed to effectively address the migration of AOL dial-up subscribers to broadband access providers (punctuating the question of why they merged with an approximately $150 billion narrowband business).  While AOL was losing dial-up subscribers (approximately 9 million since 2001), Time Warner Cable promoted its own broadband service, Road Runner, yet never effectively promoted AOL on or integrated AOL with this platform.  Additionally, during this time the Company allowed AOL to be marginalized on the internet while portals such as Yahoo! and search pioneers like Google captured larger online market share and currently have equity market values of greater than $45 and $85 billion, respectively.  We believe that had the Board forced management to move more quickly, they could have not only demonstrated a commitment to the driving principle behind the merger (synergies between AOL and the Time Warner businesses), but perhaps could have preserved at least some of the shareholder value destroyed by the merger.  Recently top management has begun highlighting AOL as a valuable asset and growth opportunity – where have they been since 2000?  To the extent that opportunities are now available to enhance value at AOL, which we believe there are, we implore management and the Board to move more decisively than they have in the past.

Fire Sale Prices Have Stripped Value from the Shareholders and Created Windfalls for Others

Time Warner management and the Board have sold valuable assets at prices that were at a substantial discount to their underlying value, thereby giving a windfall to buyers to the detriment of their own shareholders.

•                  Sale of Warner Music – We believe that the sale of the Warner Music Group (“Warner Music”) last year to a consortium of private equity buyers for $2.6 billion demonstrated both a lack of business judgment by the Board and Mr. Parsons and an inability to operate businesses efficiently.  First, we believe the Company received a trough valuation and could not have chosen a worse time to sell this business given the state of the music industry at the time.  In the ultimate embarrassment to Time Warner, Warner Music’s current post-IPO enterprise value of over $4.7 billion, is an 81% increase over the sale price (before even taking into account that the buyer group had already recouped the equity portion of their investment through pre-IPO dividends).  Second, the fact that Warner Music had greater value to a group of financial investors than to the world’s largest media company is difficult to conceive, yet the private equity group was able to find $250 million in cost savings in just one year of ownership, more than the trailing twelve month EBITDA of the business when Time Warner owned the company.  Rather than unloading this valuable asset, we believe that the Board should have challenged management regarding potential cost savings and forced management to turn this asset around.  We believe Time Warner clearly would have created far more value and lessened the debt burden on the Company had it focused more on the operations of Warner Music than on unloading it for what proved to be a cut-rate price.

•                  Sale of Comedy Central – The Board supported management’s decision to sell the Company’s 50% interest in Comedy Central to Viacom in 2003 for $1.225 billion.  Less than two years later, Morgan Stanley estimates the value of Comedy Central at greater than $4.5 billion(1), implying a valuation of $2.25 billion for Time Warner’s stake, 83% more than it was sold for.  Similar to the Warner Music sale, we believe the Company’s

(1)       Morgan Stanley research report dated August 5th, 2005

management sold Comedy Central in an effort to appear proactive but achieved only a loss of value for shareholders.

These asset sales were consummated to achieve the goal of debt reduction.  This goal, which in hindsight proved unnecessary (since Time Warner is currently underleveraged and has sufficient cash flow to support a much higher debt load), caused Time Warner management to sell valuable assets at distressed prices and thereby destroy shareholder value.  We believe that if the Board had provided the appropriate level of oversight, Time Warner management might have focused more on delivering value through the operations of the businesses or on receiving full value for the assets.

Failure to Acquire MGM

The Company cited “fiscal discipline” when it publicly withdrew from the bidding for MGM last year.  However, we believe that Time Warner management’s habitual excess deliberation and inability to act decisively on behalf of shareholders were actually behind the Company’s failure to win this important strategic acquisition.  According to the MGM proxy statement and news reports, Time Warner had the opportunity to complete the deal in early August without competition from the Sony group and was the favored bidder of Kirk Kerkorian, MGM’s controlling shareholder at the time.  Yet Time Warner let three weeks slip away which ultimately paved the way for a group led by Sony Corporation to win the deal.  Then ten days later it made a last ditch effort to increase its bid only 90 minutes prior to the MGM Board vote, an attempt which was ultimately unsuccessful because Time Warner could not negotiate a deal in time.  As a result of the mismanagement of this process, MGM’s extensive content library is today controlled by a major studio competitor (Sony) and a major cable competitor (Comcast).  As a writer for the New York Times put it afterwards, “Time Warner’s last-minute effort raises some awkward questions about the earlier comments of Mr. Parsons about withdrawing from the deal.  If buying MGM was too expensive, as he had said, how would he justify making an even higher offer later?”

Bloated Cost Structure

We believe Time Warner has allowed costs to become bloated due to a lack of oversight by the Board and senior management.  Nowhere is this more evident than by looking at the Company’s landmark headquarters in New York, which cost the Company $800 million to construct and offers such lavish features as a grand employee cafeteria with two story windows overlooking Central Park.  We question how such an extravagant building, which houses only a small fraction of Time Warner’s employees, enhances shareholder value (and cannot help but wonder where the shareholders get to eat lunch).  Given this extravagance and the failure to cut costs at businesses like Warner Music described above, we intend to hire, in the next few weeks, an industry consultant to analyze and compare Time Warner’s costs to its peers on a number of different levels to determine what other excess fat may lie in the Company’s cost structure, including, but not limited to, perquisites afforded to the Board and top management.

Conclusion

We have previously made certain proposals in an eleven page position paper which we believe, if followed, will meaningfully enhance shareholder value.  First and foremost, we believe that the greatest investment the Board can make at this time is to initiate a $20 billion share buyback.  The Board should not lose this opportunity to benefit all shareholders by taking decisive action. We also believe that all of Time Warner Cable should be spun out to give shareholders a choice of owning the world’s best collection of content assets, a well run and growing cable franchise or some combination of both.  Furthermore, although we are generally supportive of the recent acquisition of the assets of Adelphia, we are baffled by the logic of taking Time Warner Cable public through the issuance of 16% of the shares to former Adelphia distressed debt investors, an example we believe of poor execution by management and a lack of adequate oversight by the Board.  To follow the current course of a $5 billion buyback and the public distribution of only 16% of Time Warner Cable would be akin to inaction, which is inexcusable at this juncture, and would be yet another example of the Board’s inability to perform.

But whether or not you agree with our proposals, we believe the simple truth is that Time Warner is a company sorely in need of new shareholder representation on the Board.  We believe that Time Warner owns the most valuable collection of media properties in the industry and in fact the plan we have proposed is predicated upon the ultimate recognition of this value by the market.  However, we think that there is a clear distinction to be made between the value of these assets and the creative skill of the day-to-day operators on the one hand and the demonstrable failure of top management and the Board to translate this value into returns for shareholders on the other.

Mr. Parsons has admitted that Time Warner’s shares are undervalued and has made statements asserting that he intends to do something about it, but we believe that without the necessary conviction at the Board level no meaningful action will be taken.  As we have described above, we believe the current Board has demonstrated to date an inability to preserve or create shareholder value.  At the very least, bringing a new voice for shareholders to the Board will serve to remind the Board and management of their promises and priorities.  It will also make the Board aware that it is accountable to the shareholders and will send a clear message that shareholders’ patience is running out.

The incumbent members of the Board and top management may argue that the presence of new directors would be disruptive or is unnecessary.  We believe however, the presence of new independent directors who will aggressively question excessive costs and management and director perquisites and work with management to deliver value for shareholders is exactly the type of disruption that Time Warner needs.  With respect to whether a new voice for shareholders on the Board is necessary, we believe a review of the Company’s stock price performance and the record described above should effectively end any argument that the Board is doing an adequate job and should be left to its own continued devices.  Given the fact that, despite its exceptional assets and a generally favorable operating environment, the Company’s stock price has underperformed significantly since 2002, we believe the time for steps to make the Board and management more accountable are long overdue.  Mr. Parsons and the Board have made promises to address the stagnating stock price, but without new shareholder representation on the Board, we believe these promises, like so many others, will not be kept.

Shareholder expectations for the boards and senior managements of publicly held companies have changed dramatically in recent years.  Shareholders across the globe have increasingly begun to realize that many of our managements and boards have failed to aggressively pursue value for shareholders and are holding them accountable.  Additionally they have become outraged at the perquisites and inflated pay that “rubber stamp” boards award themselves and top management in situations where share prices have languished.  We believe this is a healthy and necessary phenomenon and that there should be no sacred cows in the pursuit of shareholder value.  In the coming months we will be continuing to speak out about our belief in the need for a new voice for shareholders on the Board of Time Warner. We already know that many of you agree and look forward to communicating with you in the future.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, FRANKLIN MUTUAL ADVISERS, LLC, JANA PARTNERS LLC, JANA MASTER FUND, LTD., S.A.C. CAPITAL ADVISORS, LLC, S.A.C. CAPITAL ASSOCIATES, LLC AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF TIME WARNER INC. FOR USE AT ITS ANNUAL MEETING WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TIME WARNER INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 14A FILED BY ICAHN PARTNERS LP WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 2005 WITH RESPECT TO TIME WARNER INC. THAT SCHEDULE 14A IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE.

THIS LETTER IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS LETTER. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF THE ICAHN GROUP, AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO TIME WARNER INC. (THE “ISSUER”). CERTAIN FINANCIAL DATA HAS BEEN DERIVED FROM FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) BY THE ISSUER AND CERTAIN COMPARABLE COMPANIES. INFORMATION INDICATED HEREIN AS HAVING BEEN OBTAINED FROM THIRD PARTIES IS USED WITHOUT ANY EXPRESS CONSENT OF SUCH THIRD PARTIES AND SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH PERSONS FOR THE VIEWS EXPRESSED HEREIN. NO WARRANTY IS MADE THAT SUCH SEC FILING DATA OR THIRD PARTY DATA IS ACCURATE. THE ICAHN GROUP SHALL NOT BE HELD LIABLE FOR ANY MISINFORMATION CONTAINED IN ANY SEC FILING OR THIRD PARTY REPORT. THIS LETTER DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. UNDER NO CIRCUMSTANCES IS THIS REPORT TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY. MEMBERS OF THE ICAHN GROUP CURRENTLY HOLD OPTIONS AND SHARES OF COMMON STOCK REPRESENTING AN AGGREGATE BENEFICIAL OWNERSHIP OF, IN THE AGGREGATE, APPROXIMATELY 2.8% OF THE OUTSTANDING COMMON STOCK OF THE ISSUER. ONE OR MORE MEMBERS OF THE ICAHN GROUP MAY FROM TIME TO TIME SELL ALL OR A

PORTION OF THEIR SHARES IN THE OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS, BY TENDER OFFER, OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES. THE MEMBERS OF THE ICAHN GROUP ALSO RESERVE THE RIGHT TO TAKE SUCH ACTIONS WITH RESPECT TO THEIR INVESTMENTS IN THE ISSUER AS THEY MAY DEEM APPROPRIATE, INCLUDING, BUT NOT LIMITED TO, COMMUNICATING WITH THE ISSUER AND OTHER INVESTORS, CONDUCTING A PROXY SOLICITATION, OR OTHER ACTIONS. MEMBERS OF THE ICAHN GROUP RESERVE THE RIGHT TO CHANGE THEIR OPINIONS REGARDING THE ISSUER AT ANY POINT IN TIME AS THEY DEEM NECESSARY. THE ICAHN GROUP DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.